SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549




                                    FORM 8-K



                                 CURRENT REPORT



     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): (December 28, 2001)
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                        BNP Residential Properties, Inc.
             (Exact name of registrant as specified in its charter)



Maryland                               1-9496                    56-1574675
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(State of incorporation)      (Commission File Number)         (IRS Employer
                                                            Identification No.)



                3850 One First Union Center, Charlotte, NC 28202
               (Address or principal executive offices, Zip Code)


Registrant's telephone number  704/944-0100
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                                              Total number of pages: 98
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Item 5.  Other Events.

      On December 28, 2001, BNP Residential Properties, Inc. executed an investment agreement to sell 454,545 shares of Series B Cumulative Convertible Preferred Stock for $5 million to Preferred Investment I, LLC, a New Jersey based investment group, the principals of which are Peter J. Weidhorn and Charles Kushner.

      The initial closing consisted of the sale of 227,273 shares for $2.5 million. The Company may sell the remaining shares for $2.5 million at any time during the next year. While this placement is for $5 million, the investment agreement provides for the parties to have the option of expanding the offering during the next year to $10 million on the same terms and conditions. Lehman Brothers advised the Company in this transaction.

      The preferred shares have a purchase price and liquidation preference of $11 per share, and an initial dividend yield of 10%. The investor will have the right to convert each Series B share into one share of the Company's common stock after three years or in certain circumstances, such as a change of control or the Company's calling the Series B stock for redemption.

      As part of the transaction, Peter Weidhorn will join the Company's board of directors as the director appointee for the Series B investor and will serve for an annual term until the next annual shareholders' meeting.

      Peter J. Weidhorn has over 30 years experience in acquiring, managing, and financing commercial real estate. He was the founder and CEO of WNY Group, Inc., a real estate investment trust that owned and operated approximately 8,000 apartments throughout New Jersey, Pennsylvania, Delaware and Maryland. In September 2000, the Kushner Companies acquired WNY. Mr. Weidhorn currently is the director of acquisitions for Westminster Management, a Kushner Company, and serves as a director of Monmouth Real Estate Investment Corporation, a publicly traded real estate investment trust. He is President of the New Jersey Apartment Association.

      Charles Kushner is the Chairman and CEO of the Kushner Companies, which, through a number of subsidiaries, is active in a full range of real estate activities including acquisition, construction, development, banking, property management, and real estate services. In addition to numerous office, industrial, retail, hotel and land holdings, the Kushner Companies own and operate more than 22,000 apartment units with properties in Connecticut, Delaware, Florida, Maryland, Massachusetts, New Jersey, New York and Pennsylvania.

      BNP Residential Properties, Inc. is a real estate investment trust focused on owning and operating apartment communities. The Company currently owns and operates fifteen apartment communities containing a total of 3,681 apartments and provides third-party management services for 16 communities containing a total of 3,287 units. In addition to the apartment properties, the Company owns 42 restaurant properties that are leased on a

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triple net basis to a restaurant operator. The Company currently operates in the states of North Carolina, South Carolina and Virginia.

      BNP Residential Properties, Inc. is structured as an UPREIT or umbrella partnership real estate investment trust. The Company is the sole general partner and owns a controlling interest in BNP Residential Properties Limited Partnership, the operating partnership. All of the Company's operations are conducted through the operating partnership.


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c)    Exhibits.

Exhibit No.

  3.1 Articles Supplementary, Classifying and Designating 909,090 Shares of Series B Cumulative Convertible Preferred Stock, dated
            December 28, 2001.

  3.2       Amended and Restated Bylaws of BNP Residential Properties, Inc.

  4 Registration Rights Agreement By and Among BNP Residential Properties, Inc. and Preferred Investment I, LLC, dated December 28, 2001.

  10.1 Amendment to Second Amended and Restated Agreement of Limited Partnership of BNP Residential Properties Limited Partnership (Formerly Boddie-Noell Properties Limited Partnership), dated December 28, 2001.

  10.2 Investment Agreement By and Between BNP Residential Properties, Inc. and Preferred Investment I, LLC, dated December 28, 2001.



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                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  BNP Residential Properties, Inc.
                                  (Registrant)



January 11, 2002                  by: /s/ Pamela B. Bruno
                                  -------------------------------------------
                                  Pamela B. Bruno
                                  Vice President, Controller and
                                  Chief Accounting Officer



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